Subsidiaries of the Registrant



List of Subsidiaries

Name                                Jurisdiction of Organization
----                                ----------------------------

Bioanalytical Systems, Ltd.         United Kingdom
BAS Technicol, Ltd.                 United Kingdom
BAS Analytics, Ltd.                 United Kingdom

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